PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the 29th day of March, 2007, by and between AMERISTATE EXPLORATION, LLC, a Texas  limited liability company whose address is 401 Congress, Suite 2900, Austin, Texas 78701 ("Seller"), and LEGACY RESERVES OPERATING LP, a Delaware limited partnership, whose address is 303 West Wall, Suite 1600, Midland, Texas  79701 ("Purchaser").

R E C I T A L S:

Seller desires to sell, and Purchaser desires to purchase, certain oil and gas properties and related rights on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants, agreements, and obligations hereinafter set forth, and other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, Seller and Purchaser have agreed and do hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

1.01           Effective Time. The effective date and time of the purchase and sale contemplated hereby shall be 7:00 a.m., local time where the applicable properties are situated, on January 1, 2007 (the “Effective Time”).

1.02           The Assets.  Subject to all of the terms and conditions of this Agreement, Seller agrees to sell, convey, and deliver to Purchaser, and Purchaser agrees to purchase, pay for, and accept from Seller, effective as of the Effective Time, all of the following assets, less the Excluded Assets (hereinafter defined), (as so limited, the “Assets”):

(a)
All of Seller's right, title, and interest in and to the oil and gas leases, lands, and other property rights described on Exhibit A attached hereto and made a part hereof for all purposes (collectively, the "Leases"), including, without limitation, all leasehold, overriding royalty, royalty, mineral, surface or other interests in the Leases or in the lands covered by the Leases;

(b)
All of Seller's right, title, and interest in and to all improvements, fixtures, personal property, easements, permits, licenses, servitudes, and rights-of-way to the extent the same are situated upon and used or held for use in connection with the exploration, development, or operation of the Leases, or the production, treating, storage, or transportation of oil, gas, other hydrocarbons, or other minerals or the disposal of water or other wastes therefrom, including, without limitation, all wells (whether producing, plugged and abandoned, shut-in, injection, disposal, or water supply wells), tanks, boilers, buildings, machinery and other equipment, pipelines, power lines, telephone and telegraph lines, roads, and other appurtenances to the extent the same are situated upon and used or held for future use in connection with the exploration, development, or operation of the Assets and/or the production, treating, storing, or transportation of oil, gas, other hydrocarbons, or other minerals or the disposal of water or other wastes therefrom;

(c)
All of Seller's right, title, and interest in, to, under, or derived from any presently existing and valid unitization, communitization and pooling agreements and the units created thereby (including all units formed by voluntary agreements and those formed under orders, regulations, rules, or other official acts of any federal, state, or other governmental agency having jurisdiction);

(d)
All of Seller's right, title, and interest in, to, under, or derived from all of the presently existing and valid oil, casinghead gas and gas sales, purchase, exchange, operating, and processing contracts and agreements, and all other contracts, agreements, and instruments relating to the Leases, including, but not limited to, the agreements listed on Exhibit A attached hereto and made a part hereof for all purposes (the "Contracts");

(e)
To the extent transferable, copies of all of Seller's  seismic, geological, and geophysical data, records, information, and interpretations in any way related to the Leases or any lands or leases pooled, communitized or unitized therewith (the "Geoscientific Rights and Data");

(f)
All of Seller's right, title, and interest in and to all lease files, land files, well files, production records, division order files, abstracts, title opinions, and contract files, insofar as they are directly related to the Leases or any lands or leases pooled, communitized or unitized therewith (collectively, the “Records”); and

(h)	All of Seller's right, title, and interest in and to all oil, gas, and other hydrocarbon substances produced from or attributable or allocable to the Leases on and after the Effective Time.

1.03           Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the Assets do not include, and Seller hereby expressly excludes from this sale and reserves unto itself, its successors and assigns, any and all rights, titles, and interests of Seller in and to the following

(collectively, the “Excluded Assets”):  (a) Seller's corporate, financial, and tax records and legal files, except that Seller will provide Purchaser with copies of any tax records that are necessary for Purchaser's ownership, administration, or operation of the Assets; (b) all claims and causes of action of Seller arising from or related to the ownership or operation of the Leases for all periods of time prior to the Effective Time; (c) all prepayments, deposits, and advances of Seller with respect to the Leases;  and (d) all oil, gas, and other hydrocarbon substances produced from or attributable or allocable to Seller's interest in the Leases for periods prior to the Effective Time.

ARTICLE II

CONSIDERATION

2.01           Purchase Price.  As the monetary consideration for the sale and transfer of the Assets pursuant to this Agreement, Purchaser shall pay to Seller at the Closing (hereinafter defined) the sum of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) (the “Purchase Price”), subject to adjustment as hereinafter provided in this Agreement.  Seller and Purchaser agree to allocate the Purchase Price among the Assets as shown on attached Schedule 2.01 and agree to be bound by such allocation for federal income tax purposes and all other purposes incident to this Agreement.

2.02           Like-Kind Exchange Rights of Seller.  In lieu of the sale of the Assets to Purchaser for the cash consideration provided herein, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a qualified intermediary in order to effectuate the transactions contemplated hereby in a manner that will comply, either in whole or in part, with the requirements of a “like-kind exchange” pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  If Seller assigns its rights under this Agreement pursuant to this Section 2.02, Seller agrees to notify Purchaser in writing of the assignment prior to Closing.  If Seller so assigns its rights under this Agreement, Purchaser agrees to (i) consent in writing to Seller’s assignment of its rights under this Agreement, (ii) deposit the adjusted Purchase Price in the qualified escrow or qualified trust account designated by Seller at Closing, and (iii) take such further actions, at Seller’s cost, as are reasonably required to effectuate the transactions contemplated hereby pursuant to Code Section 1031, but, in so acting, Purchaser shall have no liability to any party in connection with such actions.  All risk associated with any like kind exchange and compliance thereof with applicable laws, rules, and regulations shall be the sole responsibility of Seller, and Seller agrees to indemnify and hold Purchaser harmless from and against all costs, expenses, liabilities, and obligations which arise as a result of Purchaser’s facilitation of any such exchange pursuant to this Section 2.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants, and covenants to and with Purchaser as follows:

3.01 Organization/Good Standing.  Seller is a Texas limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation and is in good standing in all jurisdictions where it conducts business.

3.02           Power.  Seller has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Seller, and the transactions contemplated hereby, will not (a) violate any provision of Seller's articles of organization or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Seller is a party or by which such Seller is bound, (c) violate any judgment, order, ruling, or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named party, or (d) to the best knowledge of Seller, violate any applicable law, rule or regulation.

3.03           Authorization.  The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.  This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered.  This Agreement constitutes, and such documents and instruments shall constitute, legal, valid, and binding obligations of Seller, enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04           Brokers.  Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Purchaser, and any such obligation or liability that might exist shall be the sole obligation of Seller.

3.05           Foreign Person.  Seller is not a “foreign person” within the meaning of the Code.

3.06           Suits.  Except as set forth on attached Schedule 3.06, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental authority and no legal, administrative or arbitration proceeding pending or, to Seller's knowledge, threatened against Seller, any Affiliate of Seller or the Assets, which could materially adversely affect the use, operation, or value of the Assets or the consummation of the transaction contemplated by this Agreement.

3.07           Royalties.  To Seller’s knowledge, all rentals, royalties and other payments due under the Leases have been paid, except those amounts properly held in suspense and where such failure would not have a material adverse effect on any of the Assets.

3.08           Taxes.  To Seller’s knowledge, all ad valorem, property, production, severence, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of hydrocarbons or receipt of proceeds from the Assets that have become due and payable have been paid.

3.09           Contracts.  To Seller’s knowledge, all of the Contracts (i) are in full force and effect, and (ii) Seller is not in default with respect to any of its material obligations thereunder.

3.10           No Violation of Laws.  To Seller's knowledge, Seller has not violated any applicable laws (excluding Environmental Laws which are handled exclusively under Article V) with respect to the ownership or operation of the Assets.

3.11           Prepayments.  To Seller’s knowledge, there have been no advanced, take or pay or other prepayments with respect to the Assets that would obligate Seller or Purchaser to deliver hydrocarbon production from the Assets after the Effective Time without receiving full payment therefor.

3.12           Production Sales Contracts.  To Seller’s knowledge, there are no production sales contracts pertaining to the Assets that provide for a fixed price and that cannot be cancelled at any time upon 90 days (or less) prior notice.

3.13           Preferential Purchase Rights and Third Party Consents.  To Seller's knowledge, except as set forth on Schedule 3.13 attached hereto, there are no preferential purchase rights or third party consents to assignment pertaining to the Assets or the transaction contemplated hereby.

3.14           Outstanding Capital Commitments.  Except as set forth on Schedule 3.14 attached hereto, there are no pending AFE's with respect to which the time period for responding has not yet expired, and there are no outstanding AFE's or other commitments to make capital expenditures which are binding on Seller or the Assets and which Seller reasonably anticipates will severally require expenditures in excess of $50,000 to the interest of Seller.

3.15           Gas Imbalances.  To the knowledge of Seller, except as set forth on Schedule 3.15 attached hereto, there are no gas imbalances with respect to the Assets.

Except as expressly provided in this Agreement or in the Assignment and Bill of Sale, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including, but not limited to, any information contained in the files or any opinions, information or advice which may have been provided to Purchaser by any officer, member, manager, employee, agent, consultant or representative of Seller or any of its Affiliates).  Purchaser acknowledges that Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, WITH RESPECT TO GEOLOGICAL DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING); provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations of Seller as set forth in this Article III or in the Assignment and Bill of Sale. THE SALE OF THE WELLS, EQUIPMENT AND FACILITIES HEREUNDER SHALL BE "AS IS, WHERE IS, WITH ALL FAULTS."

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

4.01           Existence.  Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

4.02           Power.  Purchaser has the requisite power and authority to enter into and perform this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not (a) violate any provision of Purchaser's limited partnership agreement or other governing documents; (b) to the best knowledge of Purchaser, conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) to the best knowledge of Purchaser, violate any judgment, order, ruling, or decree applicable to Purchaser and entered or delivered in a proceeding in which Purchaser was or is a named party; or (d) to the best knowledge of Purchaser, violate any applicable law, rule or regulation.

4.03           Authorization.  The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser.  This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered.  This Agreement and such documents and instruments shall constitute legal, valid, and binding obligations of Purchaser, enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.04           Brokers.  Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller, and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

ARTICLE V

PURCHASER’S DUE DILIGENCE REVIEW

5.01           Access of Purchaser; Confidentiality.  Pending Closing, Seller will make available to Purchaser, for examination in Seller's offices during normal business hours, such of the Records and such other existing records, files, data, and other information of Seller relating to the Assets as Purchaser may reasonably request and as Seller may lawfully provide without violating any existing agreements with third parties respecting confidentiality or dissemination thereof, including, but not limited to, any such lease files, land files, well files, production purchase and sale contracts, division order files, abstracts, title opinions, engineering and geological reports, maps, logs, and well records of Seller relating to the Assets.  Prior to Closing, Purchaser, at Purchaser's sole expense, may copy any portion of the Records which Purchaser deems necessary for purposes incident to this Agreement.  To the extent Seller may confer authority to do so, Seller shall likewise permit Purchaser and its authorized representatives to conduct, at Purchaser’s sole risk and expense, on-site inspections and inventories of the Assets, including, without limitation, Phase I environmental assessments.  Purchaser shall keep and hold all records and other information of a non-public information derived from its examinations, inspections, and assessments pursuant to the foregoing strictly confidential and shall not disclose the same to any third party without the prior written consent of Seller.  If this transaction fails to close for any reason, Purchaser shall immediately return to Seller or, at Seller’s option, destroy all such records obtained by Purchaser from Seller.  Purchaser additionally agrees to indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, liabilities, losses, and/or expenses (including reasonable attorneys’ fees and costs of court) that may be suffered or incurred by Seller in connection with any inspections or assessments conducted by Purchaser, SAVE AND EXCEPT AS MAY BE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL ACT OF SELLER.

5.02           Examination and Review of Assets.

                      (a)           Assertion of Defects.  Purchaser may, at its sole cost, conduct such title examinations or investigations, and other examinations and investigations for which any required approvals from third parties are obtained, as it may in its sole discretion chose to conduct with respect to the Assets in order to determine whether or not any Defects (hereinbelow defined) exist.  Should, as a result of such examinations and investigations or otherwise, matters come to Purchaser’s attention which would constitute Defects, and should there be one or more of such Defects which Purchaser is unwilling to waive, Purchaser shall notify Seller in writing of such Defects by no later than three (3) days prior to the Closing Date.  Any Defects of which Purchaser so provides notice are herein referred to as “Asserted Defects.”  All Defects with respect to which Purchaser fails to so give notice to Seller shall be deemed waived by Purchaser for all purposes.

(b)           Treatment of Asserted Defects.  In the event that Purchaser timely notifies Seller of Asserted Defects, Seller shall, at its sole option, have the option to deal with any particular such Asserted Defect in any of the following manners:

(i)           Seller may attempt to cure, prior to Closing, such Asserted Defect or may, at any time before the Closing Date, postpone the Closing by designating a new Closing Date not later than fifteen (15) days after the prior Closing Date, if Seller desires additional time to attempt to cure (including determining if it will attempt to cure) such Asserted Defect; or

(ii)           Seller shall have the right to handle such Asserted Defect in accordance with the provisions of Section 5.04, below.

(c)           Definition of Defect.  As used in this Agreement, the term “Defect” shall mean any of the following:

(i)           Seller’s ownership of the Assets is such that, based upon customary title examination standards in the jurisdiction where the Assets are situated, it (a) will entitle Seller to receive a decimal share of the oil, gas, and other hydrocarbons produced from the lands to which it has become effective that is less than the decimal share set forth on attached Exhibit A under the column headed “Net Revenue Interest” or (b) causes Seller to be obligated to bear a decimal share of the cost of operation of the Assets that is greater than the decimal share set forth on attached Exhibit A under the column headed “Working Interest” (without at least a proportionate increase in the share of production to which Seller is entitled to receive from the applicable lands);

(ii)           Seller’s ownership of the Assets is subject to a lien other than (a) liens which will be released at or before Closing, (b) liens for taxes not yet delinquent, or (c) a mechanic’s or materialman’s lien (or other similar lien) or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent;

(iii)           Subject to the provisions of Section 5.03 hereof, Seller’s transfer of the Assets is subject to a preferential right of purchase or a required consent from third parties, unless a waiver of such preferential right or the execution of such consent has been obtained with respect to the transaction contemplated hereby or, in the case of a preferential right of purchase, an appropriate tender of the applicable interests has been made to the party holding such right and the period of time required for such party to exercise such right has expired without exercise of such right;

(iv)           The Assets are in violation or have been cited for violation of Applicable Environmental Laws (hereinafter defined) in any material respect.  As used in this Agreement, Applicable Environmental Laws shall mean all federal, state, or local laws, rules, orders, or regulations pertaining to the environment, including those relating to hazardous substances; or

(v)           The Assets are encumbered or burdened by any contract or agreement (other than those specifically described on attached Exhibit A) which materially interferes with or impairs the use, value, and/or enjoyment thereof.

5.03           Preferential Rights/Consents to Transfer.  Purchaser acknowledges that certain preferential purchase rights or rights of approval or consent in favor of third parties may exist with respect to the Assets.  Seller shall use reasonable efforts to notify all holders of preferential rights or rights of consent to assignment of its intention to convey the Assets to Purchaser at Closing and of such terms and conditions of this Agreement to which the holders of such rights are entitled.  Seller shall promptly notify Purchaser if any preferential rights are exercised, any consents or approvals are denied, or if the requisite period has elapsed without such rights having been exercised or such consents or approvals having been received.  If, prior to Closing, any such preferential rights are timely and properly exercised, or Seller is unable to obtain a necessary consent or approval prior to Closing, the portion of the Assets so affected shall be withdrawn from this Agreement and the Purchase Price reduced proportionately to reflect the withdrawal of such interests.  If any additional third party preferential purchase rights are discovered after Closing, or if a third-party holder of preferential rights alleges improper notice, Purchaser agrees to cooperate with Seller in giving effect to any such valid third party preferential purchase rights.  If any such valid third party preferential purchase rights are validly exercised after Closing, Purchaser shall satisfy all preferential purchase right obligations of Seller to such holder(s) and Purchaser shall be entitled to receive (and Seller hereby assigns to Purchaser all of Seller's rights to) all proceeds received from such holder in connection with such preferential purchase rights.

5.04           Adjustments to Purchase Price.  If any Asserted Defects are timely and properly presented by Purchaser to Seller and Seller is unable or unwilling to cure the same, Purchaser and

Seller shall, with respect to the Assets affected by such matters, attempt in good faith to agree upon an appropriate adjustment to the Purchase Price to account for such matters.  If Purchaser and Seller are unable in good faith to agree upon an appropriate adjustment pursuant to the foregoing, then either Seller or Purchaser may terminate this Agreement and, except as otherwise specifically provided in this Agreement, neither party shall have any further rights or obligations hereunder.

ARTICLE VI

OPERATION OF THE ASSETS PENDING CLOSING

Seller covenants and agrees that from and after the execution and delivery of this Agreement and until the Closing Date:

6.01           Maintenance of Assets.  Seller will not sell, transfer, assign, convey, or otherwise dispose of any of the Assets, other than (a) oil, gas, and other hydrocarbons produced, saved, and sold in the ordinary course of business and (b) personal property and equipment which is replaced with property and equipment of comparable or better value and utility in the ordinary and routine maintenance and operation of the Assets.

6.02           No Encumbrances.  Seller will not create any lien, security interest, or encumbrance on the Assets, the oil or gas attributable to the Assets, or the proceeds thereof.

6.03           Operations.  Seller will, subject to the rights of affected parties under applicable agreements:

(a)
cause the Assets to be developed, maintained, and operated in compliance with applicable laws, ordinances, rules, regulations, and orders and in a prudent, good, and workmanlike manner, maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith;

(b)
not participate in the drilling of any new well on the Assets or fail to participate in operations on the Assets proposed by other parties, without the advance written consent of Purchaser, which consent (which may not be unreasonably withheld) or non-consent must be given by Purchaser within three (3) business days of notice thereof from Seller;

(c)	not take any action or fail to take any action which is reasonably expected to result in any termination of the leases forming a part of the Assets;

(d)	perform and comply with all of its obligations under agreements relating to or affecting the Assets;

(e)
carry on its business with respect to the Assets in substantially the same manner as it has heretofore, not introducing any new method of management, operation, or accounting with respect to the Assets except as may be required by applicable statutes, rules, or regulations or by applicable presently existing contractual obligations;

(f)
not enter into or assume any contract, agreement or commitment which is not in the ordinary course of business as heretofore conducted or which involves payments, receipts or potential liabilities with respect to one individual Asset of more than $10,000, excluding emergency expenditures;

(g)	not resign or otherwise voluntarily relinquish its rights as operator of any Asset for which it serves as operator on the date hereof;

(h)
not grant any preferential right to purchase or similar right or agree to require the consent of any party to the transfer and assignment of the Assets to Purchaser, subject to existing contractual obligations;

(i)	not enter into any gas sales contract or crude oil sales or supply contract with respect to the Assets which is not terminable without penalty upon notice of thirty (30) days or less;

(j)
not enter into any transaction the effect of which, considered as a whole, would be to cause Seller's ownership interest in any of the Assets to be altered from its ownership interest as of the date hereof;

(k)
not enter into any settlement of or relinquish any outstanding receivables which are a part of the Assets (including, without limitation, the right to receive any retroactive price adjustments, take-or-pay monies, FERC mandated refunds, accounting adjustments, and tax adjustments);

(l)
if any approval or consent by any federal, state, or local governmental authority is required to vest good and indefeasible title to any of the Assets in Purchaser at Closing, exercise its best efforts, as reasonably requested in writing by Purchaser, to obtain all such required approvals or consents at Purchaser's expense;

(m)
through Closing, give prompt written notice to Purchaser of any notice of default (or written threat of default, whether disputed or denied) received or given by Seller under any instrument or agreement affecting the Assets to which Seller is a party or by which it or any of the Assets is bound; and

(n)
to the extent in can do so without violating any third party agreement and subject to the rights of third parties, exercise its best efforts to provide (as soon as is practicable) Purchaser with a copy of each authority for expenditure and contract affecting the Assets entered into after the date hereof.

ARTICLE VII

CONDITIONS TO THE OBLIGATION OF
SELLER TO CLOSE

Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing Date of the following conditions, and Purchaser shall use its reasonable endeavors to cause each such condition to be so satisfied or waived:

7.01           Representations.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

7.02           Performance.  Purchaser shall have performed in all material respects all obligations, covenants, and agreements required to be performed by it under this Agreement at or prior to the Closing.

7.04           Pending Matters.  No suit, action, or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks substantial damages from Seller in connection with, or seeks to restrain, enjoin, or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO THE OBLIGATION
OF PURCHASER TO CLOSE

Purchaser's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Purchaser on or before the Closing Date of the following conditions, and Seller shall utilize its reasonable endeavors to cause each such condition to be so satisfied or waived:

8.01           Representations.  The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of that date.

8.02           Performance.  Seller shall have performed in all material respects all obligations, covenants, and agreements required to be performed by Seller under this Agreement at or prior to the Closing.

8.03
Pending Matters.  No suit, action, or other proceeding by a third party or a governmental entity shall be pending or threatened which seeks substantial damages from Purchaser in connection with or, seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

ARTICLE IX

CLOSING

9.01           Time and Place of Closing.  If the conditions to Closing have been satisfied or expressly waived by the party entitled to the benefits thereof, the consummation of the transactions contemplated hereby (“Closing”) shall take place at Seller’s offices in Austin, Texas on April 30, 2007, or at such other place and time or in such other manner agreed upon by Seller and Purchaser (“Closing Date”).

9.02           Deliveries at Closing.  At the Closing:

(a)
Seller shall execute, acknowledge and deliver to Purchaser an Assignment and Bill of Sale in substantially the form attached hereto as Exhibit B (the “Assignment and Bill of Sale”), conveying the Assets to Purchaser as provided hereby and warranting title to the interests set forth on Exhibit A hereto against all claims by, through, or under Seller;

(b)
Seller and Purchaser shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof prepared by Purchaser and directing all purchasers of production to make payment to Purchaser of proceeds attributable to the Assets with respect to periods from and after the Effective Time;

(c)	Purchaser shall deliver the adjusted Purchase Price as provided in Article II;

(d)
Purchaser and Seller shall execute and deliver a settlement statement (the "Preliminary Settlement Statement") prepared by Seller and setting forth the Purchase Price and all adjustments thereto agreed upon by the parties, using the best information available, subject to Section 14.14;

(e)	Seller shall deliver to Purchaser possession of the Assets;

(f)	Seller shall execute and deliver to Purchaser an affidavit attesting to its non-foreign status;

(g)	Seller shall deliver to Purchaser appropriate change of operator forms on those Assets operated by Seller;

(h)	Seller shall execute, acknowledge and deliver to Purchaser appropriate state and federal assignments of record title and operating rights where applicable;

(i)	Seller shall deliver to Purchaser the Suspense Funds;

(j)
Seller shall deliver to Purchaser evidence sufficient to show that this Agreement and the transactions contemplated hereby have been approved by all necessary actions by the managers or members of Seller; and

(k)	Purchaser and Seller shall execute such other instruments and take such other action as may be necessary to carry out their respective obligations under this Agreement.

ARTICLE X

POST-CLOSING OBLIGATIONS

10.01                      Receipts and Credits; Imbalances; Suspense Funds.  Subject to all of the terms of this Agreement, all monies, refunds, proceeds, receipts, credits, receivables, accounts and income attributable to the purchased Assets (a) for all periods of time from and after the Effective Time shall be the sole property and entitlement of the Purchaser, and, to the extent received by Seller, Seller shall fully disclose and account therefor to Purchaser promptly, and (b) for all periods of time prior to the Effective Time shall be the sole property and entitlement of Seller, and if received by Purchaser, Purchaser shall fully disclose and account therefor to Seller promptly.  Seller and Purchaser recognize that as of the Effective Time there may be over or under imbalances with respect to gas production, gathering, transportation, or processing attributable to the Assets  (“Imbalances”) and hereby agree that, upon Closing, Purchaser shall acquire and assume (and indemnify and hold Seller harmless from) the benefits, burdens, and obligations of all Imbalances existing as of the Effective Time, whether known or unknown. At Closing, Seller shall deliver to Purchaser all amounts in Seller's possession due third party owners of interests in the Assets, and Purchaser agrees that it shall be solely responsible for the disposition of such funds, the payment thereof to the rightful owners and the payment, if any, of royalty thereon (the “Suspense Funds”).

10.02                      Costs and Liabilities; Indemnity.

(a)
As used in this Agreement, “claims” shall include costs, expenses, obligations, claims, demands, causes of action, liabilities, damages, fines, penalties, and judgments of any kind or character, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, and all costs and fees (including, without limitation, interest, attorneys' fees, costs of experts, court costs, and costs of investigation) incurred in connection therewith, including, but not limited to, claims arising from or directly or indirectly related to royalty, operating, suspense, and capital obligations attributable to the Assets.

(b)
Upon Closing and without further action or documentation, Purchaser shall assume, be responsible for and comply with all duties and obligations, express or implied, arising subsequent to the Effective Time with respect to the Assets, including, without limitation, those arising under or by virtue of any recorded lease, contract, agreement, instrument, or document or of any permit, law, statute, rule, regulation, or order of any governmental authority or court, together with all duties and obligations, express or implied, for the plugging and abandonment of any wells included among the Assets and the restoration of the surface estate covered by the Leases, regardless of whether arising prior or subsequent to the Effective Time (collectively, the “Assumed Obligations”).

(c)
Upon and as of Closing, Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims arising from or in connection with (i) the breach of any representations, warranties, or covenants of Purchaser under this Agreement, (ii)  the ownership and operation of the Assets for all periods subsequent to the Effective Time, and (iii) the Assumed Obligations.

(d)
Upon and as of Closing, Seller shall indemnify, defend, and hold Purchaser harmless from and against any and all claims arising from or in connection with (i) the breach of any representations, warranties, or covenants of Seller under this Agreement and (ii) except for the Assumed Obligations or as otherwise expressly provided in this Agreement, the ownership and operation of the Assets for all periods prior to the Effective Time.

10.03                      Further Assurances.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge, and deliver all such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto, including, but not limited to, the execution and delivery of such federal and state forms prepared by

Purchaser as may be requisite for recognition of the transfer of the Assets by applicable federal and state authorities.

10.04                      Delivery of Records.  As soon as reasonably possible but no later than thirty (30) days after the Closing Date, Seller shall deliver originals (or copies where originals are not available) of the Records to Purchaser; provided, that Seller (i) shall exercise its best efforts to provide Purchaser at Closing or as soon thereafter as is practicable with all Records necessary to assume and conduct operations of the Assets, and (ii) shall have the right to retain, as its own, original Records that pertain to the Excluded Assets and copies of all other Records.

10.05                      Financial Reporting.  Seller agrees to make available to Purchaser prior to and for a period of twelve months following Closing any and all existing information and documents in the possession of Seller that Purchaser may reasonably require to comply with Purchaser's tax and financial reporting requirements and audits.  Without limiting the generality of the foregoing, Seller will use its commercially reasonably efforts pending and for twelve months following Closing to cooperate with the independent auditors chosen by Purchaser ("Purchaser's Auditor") in connection with their audit of any annual revenue and expense statements of the Assets that Purchaser or any of its Affiliates requires to comply with their tax and financial reporting requirements, and their review of any interim quarterly revenue and expense statements of the Assets that Purchaser requires to comply with such reporting requirements, but in no event shall Seller be required pursuant to this Section to cooperate with respect to more than the period beginning July 1, 2005 and continuing through the Closing.  Seller's cooperation will include (i) such reasonable access to Seller's employees who were responsible for preparing the revenue and expense statements and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser's Auditor to perform an audit in accordance with generally accepted auditing standards, and (ii) delivery of one or more customary representation letters (in substantially the form previously approved by Seller and Purchaser) from Seller to Purchaser's Auditor that are requested by Purchaser to allow such auditors to complete an audit (or review of any interim quarterly financials), and to issue an opinion that in Purchaser's experience is acceptable with respect to an audit or review of those revenue and expense statements required pursuant to this Section.    Purchaser will reimburse Seller, within three (3) business days after demand therefor, for any reasonable out-of-pocket and overhead costs with respect to any costs incurred by Seller in complying with the provisions of this Section.

The provisions of this Article X shall survive Closing and shall not merge into the Assignment and Bill of Sale.

ARTICLE XI

TERMINATION

11.01                      Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time at or prior to the Closing:

(a)	By mutual consent of the parties;

(b)
By Purchaser by notice delivered to Seller on or before Closing if all conditions described in Article VIII shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Purchaser;

(c)
By Seller by notice delivered to Purchaser on or before Closing if all conditions described in Article VII shall not have been met and such noncompliance shall not have been caused or waived by the actions or inactions of Seller; or

(d)	By Seller or Purchaser pursuant to Section 5.04 or Section 13.02 hereof.

11.02  Redelivery of Documents.  If this Agreement is terminated as provided in this Article XI, each party will redeliver all documents, work papers, and other materials of the other party relating to the transaction contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that this Section 11.02 shall not apply to any documents, work papers, materials, or information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority or is otherwise in the public domain.

11.03                      Remedies for Failure to Close.  (a) If Seller fails or refuses to close without cause or justification authorized in this Agreement, and if Purchaser is not in default hereunder and is itself ready, willing, and able to close hereunder, Purchaser shall be entitled to seek specific performance of this Agreement and/or recover its actual damages for the breach hereof by Seller through institution of appropriate litigation; and (b) If Purchaser fails or refuses to close without cause or justification authorized in this Agreement, and if Seller is not in default hereunder and is itself ready, willing, and able to close hereunder, Seller, as its exclusive remedy, shall be entitled to recover its actual damages for the breach hereof by Purchaser through institution of appropriate litigation.

ARTICLE XII

TAXES

12.01                      Proration of Ad Valorem and Property Taxes.  All ad valorem taxes, real property taxes, personal property taxes, and similar obligations concerning the Assets with respect to the tax period in which the Effective Time occurs (“Property Taxes”) shall be prorated between the parties at the Closing as of the Effective Time.

12.02                      Sales Taxes.  The Purchase Price excludes any sales taxes or other taxes required to be paid in connection with the sale of property pursuant to this Agreement.  Purchaser shall be liable for all sales, use, and other taxes, conveyance, transfer, and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of property pursuant to this Agreement.  These taxes shall be collected and remitted under applicable law.  Purchaser shall indemnify and hold Seller harmless with respect to the payment of any of these taxes including any interest or penalties assessed thereon.

12.03                      Other Taxes.  All taxes (other than income taxes) which are imposed on or with respect to the production of oil, natural gas, or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties.

12.04                      Cooperation.  Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data, and other information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction.  Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information.

ARTICLE XIII

CONDITION OF THE ASSETS

13.01                      Acceptance of Assets by Purchaser.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER, UPON CLOSING HEREUNDER, ACCEPTS ALL OF THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION, WITH ALL FAULTS AND DEFECTS, WHETHER LATENT OR PATENT, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER, EXPRESS, IMPLIED, OR STATUTORY, AS TO CONDITION, MERCHANTABILITY, CONFORMITY TO MODELS OR SAMPLES, OF FITNESS FOR A PARTICULAR PURPOSE.

13.02                      Casualty Loss.  In the event of any material damage by fire or other casualty to any of the Assets prior to the Closing (“Casualty Loss”), this Agreement shall remain in full force and effect, and as to each affected Asset, Seller shall at its election either collect (and when collected pay over to Purchaser) or assign to Purchaser any and all insurance claims related to such damage, and Purchaser shall take title to the affected Asset without reduction in the Purchase Price; provided, however, that if the amount necessary to repair any such damage and restore the Assets to their condition immediately prior to such casualty exceeds ten percent (10%) of the Purchase Price, either Seller or Purchaser may terminate this Agreement by written notice to the other and, except as otherwise expressly provided in this Agreement, neither party shall have any further rights or obligations hereunder.

ARTICLE XIV

MISCELLANEOUS

14.01                      Governing Law.  This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except that the Assignment and Bill of Sale shall be governed by and interpreted in accordance with the laws of the State of New Mexico.  In the event of any litigation or other proceeding in connection with this Agreement, the venue for any such proceeding shall be in a court of competent jurisdiction located in Travis County, Texas, and the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred therein from the other party, in addition to any damages awarded.

14.02                      Entire Agreement.  This Agreement, all agreements and instruments executed in connection herewith constitute the entire agreement between the parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.  No supplement, amendment, alteration, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

14.03                      Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.04                      Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

14.05                      Assignability.  Except pursuant to a like kind exchange pursuant to Section 2.02, prior to Closing, and except for assignments to Affiliates (hereinafter defined) which may be made without necessity of consent, neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which may be withheld for any or no reason.  Any assignment made without such consent shall be void.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

14.06                      Notices.  Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt.  Notice served in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee.  For purposes of notice, the addresses of the parties shall be as follows:

SELLER:

Ameristate Exploration, LLC
401 Congress Ave., Suite 2900
Austin, Texas 78701
Telephone  (512) 391-0300
Fax:  (512) 391-0301
Attn: Steven R. Foy

William M. Kerr, Jr.
Kelly Hart & Hallman LLP
301 Congress Avenue, Ste. 2000
Austin, Texas 78701-2944
Direct: 512.495.6421

Fax: 512.495.6600

PURCHASER:

Legacy Reserves Operating LP
303 West Wall, Suite 1600
Midland, Texas 79701
Telephone (432) 682-2516
Fax: (432) 684-3774
Attn: Kyle A. McGraw, Executive Vice President,
 Business Development and Land

Each party shall have the right, upon giving three (3) days prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice to any other appropriate street address.

14.07                      Expenses.  Each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

14.08                      Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

14.09                      No Third-Party Beneficiaries.  This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

14.10                      DTPA Waiver.  To the extent applicable to the Assets or any portion thereof, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63 inclusive (other than Section 17.555 which is not waived), Tex. Bus. & Com. Code.  In order to evidence its ability to grant such waiver, Purchaser hereby expressly recognizes and represents to Seller that Purchaser is not in a significantly disparate bargaining position and (i) Purchaser is represented by legal counsel in this transaction or (ii) Purchaser is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, has assets of Five Million Dollars or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, and  has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby.

14.11                      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12                      Certain Definitions.  As used in this Agreement, (a) the term “Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person; and (b) the term “Person” means an individual, corporation, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or other governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

14.13                      Construction of Ambiguity.  In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of public record, such ambiguity shall not be construed for or against any party hereto on the basis that such party did not author the same.

14.14                      Accounting.

A.
Seller shall deliver to Purchaser on or before the second business day prior to Closing the Preliminary Settlement Statement setting forth any adjustments to the Purchase Price provided for in or required by this Agreement.  The Preliminary Settlement Statement shall be prepared in accordance with this Agreement and with standard industry and accounting practices.  In connection with the preparation of the Preliminary Settlement Statement, the Purchase Price shall be (1) increased by (a) the out-of-pocket costs and expenses that are attributable to the Assets for the period from the Effective Time to the Closing Date that are paid or incurred by Seller (but expressly excluding Seller's internal costs for administrative overhead), and (b) other amounts due Seller and contemplated hereby, and (2) reduced by (a)proceeds received by Seller for hydrocarbons attributable to the Assets produced after the Effective Time, and (b) other amounts due Purchaser and contemplated hereby.

B.
Within 90 days after the Closing, Seller shall make a good faith effort to prepare, in accordance with this Agreement and with standard industry and accounting practices, and deliver to Purchaser, a final accounting statement showing the proration and calculation of credits and payment obligations of Purchaser and Seller hereunder.  As soon as reasonably practicable after receipt thereof, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to be made to such statement.  The parties shall use their best efforts to reach agreement (the “Final Accounting”) on the final accounting statement on or before the 120th day after the Closing Date (such date the “Final Accounting Date” whether or not Seller and Purchaser have agreed on the Final Accounting).  Once the Final Accounting has been agreed to by Purchaser and Seller, there shall be no further adjustments to the Purchase Price.

14.15                      Survival.  The representations and warranties of Seller set forth in Sections 3.07 through 3.15 and the covenants and agreements of Seller and Purchaser to be performed prior to or at the Closing shall terminate upon the Closing and be of no further force or effect.  All other representations, warranties, covenants and agreements shall survive the Closing indefinitely.

[THIS SPACE INTENTIONALLY LEFT BLANK]

        EXECUTED as of the date first set forth above.
SELLER: AMERISTATE EXPLORATION, LLC, a Texas limited liability company

By:	/s/ Steven R. Foy
Steven R. Foy
Vice President

PURCHASER: LEGACY RESERVES OPERATING LP, a Delaware limited partnership

Date	By:	/s/ Kyle A. McGraw
Kyle A. McGraw
Executive Vice President Business Development and Land